Exhibit 99.1

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EDITED TRANSCRIPT

CASY—Q2 2013 Casey’s General Stores Earnings Conference Call

EVENT DATE/TIME: DECEMBER 11, 2012 / 03:30PM GMT

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores, Inc.—SVP & CFO

CONFERENCE CALL PARTICIPANTS

Ryan Gilligan BMO Capital Markets—Analyst

Chuck Cerankosky Northcoast Research—Analyst

Kelly Bania Bank of America-Merrill Lynch—Analyst

Irene Nattel RBC Capital Markets—Analyst

Ben Brownlow Raymond James & Associates—Analyst

Anthony Lebiedzinski Sidoti & Co.—Analyst

Damian Witkowski Gabelli & Co.—Analyst

John Lawrence Stephens Inc.—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2013 Casey’s General Stores earnings conference call. My name is Jasmine and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference to Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Good morning and thank you for joining us to discuss Casey’s results for the quarter ended October 31. I am Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2012 Annual Report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. I’ll take a few minutes to summarize the quarter and then open for questions.

As most of you have seen, diluted earnings per share in the second quarter was $0.85 compared to $0.98 a year ago. Year-to-date diluted earnings per share was $1.86 compared to $2.01. The earnings shortfall in the quarter from a year ago is a result of difficult fuel margin comparisons, as well as a challenging cigarette environment. However, this impact was partially offset by a strong performance in our prepared food category. We will go over each category to give you more detail on what is driving these results.

During the second quarter, we experienced a solid fuel margin environment resulting in an average margin of $0.149 per gallon compared to $0.167 per gallon the same period a year ago. Year-to-date, the fuel margin is 0.149 per gallon ahead of our annual goal. Casey’s trailing four-year gas margin is $0.143 per gallon. Same-store sales sold in the quarter were down 0.4%. However, total gallons sold increased nearly 3% to 386.2 million. Same-store gallons sold through the midyear point were also down slightly with total gallons sold for the year up 3.2% to 780.3 million.

For the six-month mark, the average retail price was $3.49 per gallon compared to $3.53. The average retail price of gasoline for the quarter was $3.61 per gallon compared to $3.43 last year. Due to a lower fuel margin from a year ago, gross profit was down 8.1% to $57.6 million in the second quarter. The positive fuel margin environment continues in November with an average margin in line with our annual goal of $0.14 per gallon. Same-store gallons sold in November rose 1.4% with an average retail price of fuel in the month of $3.22 per gallon.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Sales in the grocery and general merchandise category continue to be adversely impacted by the cigarette environment resulting in same-store sales for the second quarter to be down 0.7%. Excluding cigarettes, same-store sales would have been up approximately 2%. Total sales in the quarter were up slightly to $362.7 million with an average margin of 33.4%. Cigarettes in the quarter accounted for approximately 36% of the total revenue in the category, down from 40% a year ago.

This product mix shift lifted the contribution of higher-margin items, which benefited the overall grocery and other merchandise margin. Due to this, gross profit dollars rose 4.3% to $121.2 million. Year-to-date same-store sales were up 0.7% with an average margin of 33.4%.

Over the course of the past several months, we have made additional price adjustments in response to the more competitive cigarette landscape. We are encouraged with the recent gains we have been able to achieve in this area due to these initiatives. As a result, same-store sales in the grocery and other merchandise category in November were up 5.1%.

Prepared food and fountain category continued its strong performance. Total sales were up 13.7% to $146.5 million for the quarter. Same-store sales in the quarter were up 10.1% with an average margin of 62.5%, up 300 basis points from the same time a year ago. The average cost of cheese this quarter was $2.11 per pound compared to $2.14 a year ago. Currently, the average cost of cheese is approximately $2 per pound. The margin gain was primarily due to an increase in pizza sales mainly as a result of increased 24-hour locations, pizza delivery and major remodels. Combined pizza sales with these operational initiatives increased nearly 30% during the quarter.

Gross profit dollars are up 19.4% in the second quarter. Year-to-date, same-store sales were up 10% with an average margin of 62.9%, well ahead of our annual goal. We continue to benefit from the additional rollout of our operational initiatives. Same-store sales for prepared foods accelerated in November, up 14.7%.

At the six-month mark, operating expenses were up 10.5%. For the quarter, operating expenses increased 10.6% to $190 million. About 52% of this increase was due to a rise in wages primarily related to an increase in the operational initiative described in the press release and operating more stores this quarter compared to the same time period a year ago. 11%, or $2.7 million, came from the combined increase in credit card fees and fuel expense. This was up due to a modest increase in fuel prices and higher credit card utilization. Credit card transactions were up 12% accounting for approximately 60% of all the sales this quarter compared to 58% a year ago.

In addition to these items, due to the increase in store replacement activity, we took an additional $1.3 million in non-cash charges from the writedown of assets associated with this activity in the second quarter. On the income statement, total revenue in the quarter was up 7.2% to $1.9 billion due to an increase in fuel price in the quarter, an increase in the number of stores in operation this quarter compared to the same time period a year ago. Year-to-date total revenue was up 3.4% primarily due to sales increases in categories mentioned previously offset by lower retail fuel price.

The effective tax rate was up from a year ago in the same period due to lower federal tax credits from the same time period in the prior year. The balance sheet continues to be strong. At October 31, cash and cash equivalents were $39.3 million. Long-term debt net of current maturities decreased slightly $660.1 million while shareholder equity rose to $572.5 million, up $66.5 million from fiscal year-end.

We generated $158.6 million in cash flow from operations. At the six-month mark, capital expenditures were $163.4 million compared to $152 million a year ago in the same period. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase as new store construction accelerates and we continue to add kitchens to our recently acquired stores.

This quarter, we opened seven new store constructions and completed three acquisitions. For the year, we acquired three stores and completed eight new store constructions. We are on pace to complete a total of 30 new store constructions by the end of the fiscal year and replaced 20 stores. Year-to-date, we have replaced 13 stores.

Our store count at the end of this quarter was 1704 corporate stores. We are optimistic about the pipeline for new store and acquisition opportunities going forward. As of October 31, we have converted 150 more locations to a 24-hour format, completed 51 major remodels and added 103 additional stores to the pizza delivery program. The combination of these initiatives accounts for approximately one-half of the same-store sales increases. During the remainder of this fiscal year, we plan to add 50 more stores to the pizza delivery program and complete 25 additional major remodels. That completes our review for the quarter. We will now take your questions.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Karen Short, BMO Capital Markets.

Ryan Gilligan —BMO Capital Markets—Analyst

Hi, good morning. This is actually Ryan Gilligan on for Karen.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Hi, Ryan. How are you?

Ryan Gilligan —BMO Capital Markets—Analyst

Good, thanks. Can you talk us through the different factors impacting tobacco? So the MLP program versus the Illinois tax increase versus just a general more competitive environment causing you to get more aggressive on price and how all these factors are impacting comps and when they will cycle?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

We’ll adapt. I will try and make sure I get all those questions answered. This really started back early in the summer, Ryan. We started seeing the competitive landscape shift a little bit on pricing primarily in the states of Illinois and Missouri, but we did have some other states that were also impacted.

So shortly after that, we saw the Illinois state tax go into effect roughly about the first of July. Subsequent to that effect, we saw a unit movement in the state of Illinois drop about 35%. So the combination of those two initiatives really have pulled back the cigarette category. That is why we have been talking about that quite a bit. It has been ranging anywhere from about 3% to 4% impact on the overall grocery and general merchandise category.

Now having said that, Ryan, over the course of the last several months, we have become much more competitive in response to this landscape and roughly in the last two months, we have lowered retail prices in roughly about 400 locations, again primarily in the states of Illinois and Missouri. Those two happen to be non-fair trade states.

So we believe we are starting to see the benefit of that initiative. Same-store sales in November, as I mentioned, were up in the grocery and general merchandise category 5.1%. For that particular month, cigarettes were actually flat as opposed to being down for the past several months. And we certainly anticipate that and are hopeful that this trend is reversed and we start seeing some positive unit movement.

Ryan Gilligan —BMO Capital Markets—Analyst

That is really helpful. Thank you. On operating expenses, the growth in the quarter came in less than we were expecting given the addition of 25 remodels in July. Can you talk about how operating expenses performed versus your expectations, what came in better and an update on what you think the full-year growth rate will be?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, coming into the year, back in the first-quarter conference call, we made a comment that we expected operating expenses for the year to be up in the mid teens. Certainly, we are tracking below that. What we are seeing, Ryan, is these initiatives that we are bringing onboard, the 24-hour initiatives, the major remodels and the pizza delivery, albeit those are the most recent of the initiatives, we are starting to see that we are becoming much more efficient in operating those particular initiatives. So the operating expense increase is less than we anticipated coming into the year and that is helping drive down the overall operating expense, the numbers that we have reported. Hopefully that is helpful.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Ryan Gilligan —BMO Capital Markets—Analyst

Yes, definitely. And last question, what is your expectation for how Obamacare will impact operating expenses going forward?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

That’s a great question, a very common question that we do get. I guess I will probably hedge that answer by saying depends on what happens over the course of this next calendar year when it goes into effect in 2014. But certainly we believe it has the potential to impact us. Just it is really hard to quantify at this point. That is probably something you will hear me talk about after we get into the new calendar year as maybe some of the different nuances of that particular program become more and more clear.

Ryan Gilligan —BMO Capital Markets—Analyst

Okay, great. Thank you.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky —Northcoast Research—Analyst

Good morning, Bill.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Hey, Chuck, how are you?

Chuck Cerankosky —Northcoast Research—Analyst

Good. Could you repeat — you talked about something regarding a non-cash charge that I didn’t quite get and before I get into my question, I would like you just to restate that item.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, that had to do with replacement store activity. We are on pace to be a little bit higher in the numbers as far as replacement stores than we have in prior years. We have actually replaced 13 stores year-to-date, most of which happened through the second quarter. What happens on replacements, once we know that we are going to replace a store, several things will happen. Certainly, we will accelerate the depreciation for the new life of that asset, but then also we will look at impairing the land with respect to selling that asset. So even though we may have not sold that particular piece of property, once we know that — for instance, if it is on the books for $200,000 and we anticipate selling it for $100,000, we will then take that charge at that point. And that is what you are seeing. It just happens to be a little more pronounced in the second quarter due to the increased activity of replacement stores.

So along that line, Chuck, when you look at the depreciation increase in the second quarter, a good part of that has to do with the acceleration of depreciation because of that activity.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Chuck Cerankosky —Northcoast Research—Analyst

Bill, can you break out what those amounts were — the impairment on the real estate and what the accelerated depreciation was or year-to-date?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Well, the $1.3 million, nearly all of that had to do with the replacement activity. Again, that is a non-cash charge (technical difficulty).

Chuck Cerankosky —Northcoast Research—Analyst

Right. And that is both items together?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

That would just be the impairment of the asset.

Chuck Cerankosky —Northcoast Research—Analyst

All right.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

And as far as replacement, when you look at the change in depreciation for the quarter, roughly about 12%, 15% of that has to do with replacement activity.

Chuck Cerankosky —Northcoast Research—Analyst

Okay. Great. All right, now we saw this marked increase in the grocery comps in November versus the quarter and it sounded like you said the cigarette volume was flat year-over-year in November. What were sort of the dynamics that pushed the comps up in the grocery category and can you talk about the traffic trends that go with that please?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, as far as specifically to the cigarette area, when I look back over the last several months, most of these started occurring roughly in the middle of October, Chuck. We took about 400 stores in our chain, most of which were in Illinois and Missouri, we took the retail prices lower. As a consequence, we started to see an uptick in unit movement and that is what you are seeing reflected in the November same stores. So we are hopeful — we have taken a few more in November and we are hopeful that that trend continues into December and the rest of the fiscal year. But that is something that we aggressively are monitoring and certainly we will make adjustments as needed going forward.

Also, in November, I would be remiss if I didn’t say the Powerball jackpot got to $0.5 billion, as I am sure all of you saw. Because of that, we actually saw same-store lottery up 44% in the month of November. That is obviously helping drive traffic. Our same-store customer count was nearly 6% and so intuitively some of that traffic — we certainly had some cross-sell opportunities. Hard to quantify, but we certainly believe that was a benefit as well.

Chuck Cerankosky —Northcoast Research—Analyst

That’s interesting. Now how about — what we you doing around cross-promotion with the lower cigarette prices? Were you doing other things to get people into the store besides just lower-priced cigarettes? Were there promotions around prepared food items, how about that kind of thing?

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, we always have promotions around prepared food items, nothing that would be necessarily unusual than the normal activity that we normally do. Now I would say though, in that category, roughly in the middle of October, Chuck, we did start to be more aggressive on beer pricing in response to some competitive changes that we saw with some of the big-box retailers and the regional grocery stores. So what we saw in the latter part of October was a sequential move upward in the beer category and that continued right into November and we actually had some very strong beer numbers in the month of November as well helping lift the overall category.

Chuck Cerankosky —Northcoast Research—Analyst

All right. Thank you.

Operator

Kelly Bania, Bank of America.

Kelly Bania —Bank of America-Merrill Lynch—Analyst

Hi, Bill. Just another follow-up question on the cigarettes. If you look outside kind of Illinois and Missouri where it sounds like the majority of the pressure is, can you just give us some more color on where cigarettes are trending now and where you see your kind of price position relative to competition?

And then if you could just expand a little bit more on the margin in grocery. You talked about the positive mix shift because of the weak cigarette sales, but was that really the only thing driving the strong margin there? Maybe you can give us some color on the other categories as well.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Sure, sure. First of all, your question on cigarettes, I mean most of the activity that we have experienced with price adjustments did fall in the state of Illinois and Missouri. We have had some pockets in other states where we saw a little bit more competitive landscape, but for the most part that is the concentration. Now keep in mind, Kelly, those two states are not fair trade states, so there is not a state minimum in pricing and that is probably the reason you are seeing a little bit more competitive landscape in those two areas. But this is something that we are very much on top of and monitoring and we will make needed price decrease adjustments if necessary.

And right now, I will say though, having said that, we have taken price decreases in about 700 to 750 locations over the course of the last two to three months. It had seemed to plateau here and so far in the latter parts of November and December. That is not to say though that that could change, but again we will just continue to monitor that activity.

So the second part of your question was the mix shift in the grocery and general merchandise category and I alluded to that and that is — you hit right on it. Really it is the lower contribution of cigarettes in the category that is causing this mix shift and cigarettes used to represent about 40% of the total revenue in the category and now it is about 36%. And because of that, you are seeing certainly a higher contribution of the higher-margin items. Now also we have seen a pickup towards the tail end of the quarter in some of those higher-margin items like beer and beverages, which has continued into the month of November. So both of those things are really helping the category.

I would say the other piece that is in the category — if you look at the 10-Q, we have moved newspapers out of the grocery and general merchandise category into the other category. And that would be a lower margin item as well that is helping that. And that is roughly about a 15 basis point number right there for the newspaper shift.

Kelly Bania —Bank of America-Merrill Lynch—Analyst

Great. And then just a little bit more color on your thoughts on the November comps given the acceleration. I mean you mentioned the cigarettes improving and the Powerball impact, but can you talk about how you think the initiatives — I think you rolled out a lot more on October — or end of October how those impacted November comps and this partnership with Hy-Vee, is that — how important is that and is that reflected in November as well?

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

To answer your question on Hy-Vee first. No, that just started in December. So none of the November comps that you are seeing has anything to do with the fuel program with Hy-Vee. We are excited about that program. It is really a partnership of two very local, well-branded companies trying to improve their activities and benefit the customer with lower retail prices. So we will report on that probably a little bit more as we get more information in the next conference call. So stay tuned for that.

Now your other question with respect to November, we did — you are exactly right. In the month of October, we did roll out quite a few more initiatives. We completed 25 major remodels in the month of October, 100 24-hour changes and we also shifted over 50 more stores to the pizza delivery program. Some of those were being seen in the second quarter, but now all of a sudden now you’re seeing in November the impact of those initiatives. Those initiatives would represent a little bit over half of the same-store sales that we reported within the month of November. And I would say the more recent activity with some of these initiatives are certainly performing much better than the original batch of stores.

Kelly Bania —Bank of America-Merrill Lynch—Analyst

And just can you remind us what you normally see when you roll out these initiatives? Is there usually a big lift and then it tails off or does it usually ramp the more time you are out there with these new initiatives?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Well, here is what we normally see and I will — this is no particular order, Kelly, but like pizza delivery for instance. Typically when we see a store convert over to pizza delivery, obviously we see lift in the unit sales for pizza. Now the stores that we recently did in July and October, we are seeing a unit lift of about 70% to 80% in pizza sales for those stores. That is about double what we have been experiencing in the batches in the prior fiscal years.

What that translates into is a change a little bit in the program. Before, we were seeing a 15% to 20% lift in prepared food sales in total from pizza delivery. Now we are seeing a 20% to 30% lift. Albeit it is new; we just started in October and July, but typically we see that type of movement throughout the first year of the program. So we are encouraged by that. We think we are becoming more efficient in selecting these sites.

The same holds true with 24 hours, Kelly. We typically see, at least in the past — and we have batches that we completed in fiscal 2011, fiscal 2012. Those stores what we would see typically is a 20% to 30% lift in prepared food sales, a 15% to 20% lift in the grocery and general merchandise category. We are seeing a little bit of an uptick in the more recent ones that we have converted to 24 hours.

So again, we are encouraged by what we are seeing in the format. The same holds true with the major remodels. The major remodels that we have completed in July, we are seeing a higher incremental lift in revenue with a lower incremental lift in operating expenses. So we believe we are becoming much more efficient in operating these stores.

Kelly Bania —Bank of America-Merrill Lynch—Analyst

Thank you. That is very helpful.

Operator

Irene Nattel, RBC Capital Markets.

Irene Nattel —RBC Capital Markets—Analyst

Thanks and good morning, everyone. Just continuing on that discussion about OpEx and revenue lift, you mentioned that you are becoming more efficient in opening these new stores. Could you talk a little bit about any changes that you might be making to how you are doing things? I remember, Bill, you said that when you extended to 24 hours, you were offering the full program throughout the 24 hours. Are you still doing that, or are you tailoring a little bit more in terms of which stores, for example, you might be offering prepared foods in all 24-hour periods?

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

No, we haven’t curtailed that yet. When we shift a store to a 24-hour format, we do keep the kitchen open in the off hours, and then we begin to scale back, depending on the performance. I think the big difference, Irene, we are seeing really is in the people. We have more of these types of locations out throughout our 14-state area, and so when we do convert a store to 24 hours or it’s a major remodel or a pizza delivery program, I think we have a better idea of how to staff the store as effective as possible in the early months of the rollout. Where it was prior, it would take somewhere around six to nine months before we would kind of get into the groove of how to run that new type of format. I think we are accelerating that learning curve, and consequently, you are starting to see some of that benefit in the revenue lift as well as the OpEx decline.

Irene Nattel —RBC Capital Markets—Analyst

That’s great. Thank you. And could you also give us an update, Bill, on where you stand with your cheese hedging and what we should be thinking about in terms of year-over-year effective cheese pricing for the back half?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, well cheese right now — cheese happens to be cyclical. It typically comes down this time of year, like it did last year, and it has fallen a little bit. Right now, as I mentioned, we are about $2 per pound. That is almost in line with what it was a year ago in the third quarter. Last year in the third quarter, it was $1.95 on average for the quarter. And then we head into the fourth quarter, we will be comparing against $1.73 per pound cheese cost.

Right now, we are not locked on a forward buy. We are buying on the spot market. We continually look for that opportunity. But given the fact that cheese does tend to be cyclical this time of year, we think this is probably the best program.

We are locked in with coffee through March and continue to look for opportunities to continue that type of forward buy beyond March as well, and we will report on that should that happen.

Irene Nattel —RBC Capital Markets—Analyst

Okay, that’s great. So just thinking this through, Bill, clearly, we have got some tailwinds coming through because of coffee, but we should see cheese pricing coming down, but there is a possibility that we will still yet have an offset to that tailwind in the form of the cheese pricing, correct?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

That is correct.

Irene Nattel —RBC Capital Markets—Analyst

Okay, that’s great. And could you just provide a little bit more color on the acquisition pipeline right now?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

The acquisition pipeline — I mean we believe and we typically have a very similar comment, but we believe it is relatively robust; it is just a matter of trying to pull these into the mix. I didn’t make any comments in my narrative, but it certainly was mentioned in the press release that we did just close on the 22 Kum & Go sites that we acquired. So those will begin to contribute to earnings here in the third quarter and that is something everybody should factor in as well.

We continue to be very diligent about looking for acquisitions, Irene, but certainly we are very disciplined in that approach. We have lost out on a few smaller opportunities, just weren’t willing to pay that type of multiple and we are just going to continue that disciplined approach. Now I would look for next year to see an acceleration of new store construction. I would also look for a continued acceleration of replacement store activity and then we will fill in on that type of activity with acquisitions for next fiscal year.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Irene Nattel —RBC Capital Markets—Analyst

Okay, that’s great. And then just one final question if I might. As we think about — it is fabulous that we are seeing the traction on the top line in grocery from some promotional activity on beer. Is there some vendor support in there or should we be thinking about any offset in terms of gross margin?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

I didn’t catch the last part of that. You said gender support?

Irene Nattel —RBC Capital Markets—Analyst

Vendor support. Are you getting some support from your suppliers on this or is it all going to come out of your gross margin?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

No, we are actually — I am not aware that we are receiving any type of additional vendor support with respect to the beer category. We are just managing the category based on the market changes that we see.

Irene Nattel —RBC Capital Markets—Analyst

Okay, that is great. Thank you.

Operator

Ben Brownlow, Raymond James.

Ben Brownlow —Raymond James & Associates—Analyst

Hey, good morning. Looking at next fiscal year, are there any goals you can share on expanding those three initiatives with remodels, 24-hour and delivery?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

We haven’t put out any specific goals for the next fiscal year. I would say that, based on the numbers that we have done to date and the remaining store base, that we have quite a bit of runway. I would look for similar increases in the major remodel program next year, maybe even slightly accelerated next year versus this year. We are evaluating — continue to evaluate 24-hour locations. We don’t have any plans to add any more 24-hour formats this fiscal year, but we are in the process of evaluating that for the following year. The same with pizza delivery. So I would anticipate that you will see these operational initiatives next fiscal year as well and we just don’t have any set concrete goals that we can put out there at this point.

Ben Brownlow —Raymond James & Associates—Analyst

Okay, great. And on the cigarettes, Dollar General just announced they are expanding to all 10,000 stores over the next two quarters rolling out cigarettes. How do you view that customer and location crossover, if there is any?

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Well, we will definitely have some overlap with those type of dollar stores that do sell cigarettes. It is a very recent thing, so we have identified where we have overlap. We will monitor those locations and I will come back to an earlier comment that I made about aggressively monitoring the cigarette landscape. That happens to be part of the cigarette landscape, no different than a convenience store that we compete against. So we will certainly keep those types of stores on the competitive list when we monitor that activity. So right now might be a little too early to tell what any potential impact if any. Now keep in mind, a lot of our stores are in smaller communities where they operate, but nevertheless there are overlaps.

Ben Brownlow —Raymond James & Associates—Analyst

Okay, great. Thank you.

Operator

Anthony Lebiedzinski, Sidoti & Co.

Anthony Lebiedzinski —Sidoti & Co.—Analyst

Yes, good morning. I have got a couple of questions. Good morning. I may have missed this, but did you give out the quarterly gross and the other merchandise comp excluding tobacco?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes. For the quarter, it was about — yes, it was about 2%.

Anthony Lebiedzinski —Sidoti & Co.—Analyst

2% increase. Got it. Okay. And also in your 10-Q, you did say that part of the reason for your grocery and other comp I guess offsetting some of the issues within cigarettes was because of increased popularity or demand for sports and energy drinks. And I was wondering if you could just comment on the sustainability of that and there has been some controversy in regards to energy drinks and how do you view that?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, you are right; there has been a little bit of controversy on energy drinks. Really the margin increase is a combination of obviously lower cigarette contribution and benefits in not only the sports and energy drinks, but beverages as a whole. We saw a sales lift in the mid to high single digits in the quarter and the margin expand just slightly.

So as far as going forward, I can tell you, in the month of November, we saw some very solid activity in those areas. They are high single digit, continue to be high single-digit same-store numbers in the beer and beverage category, which obviously would include the energy drinks and sports drinks. So I anticipate — I don’t see anything at this point that would have us change that type of direction.

Anthony Lebiedzinski —Sidoti & Co.—Analyst

Okay, that is helpful. Thank you.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Operator

Damian Witkowski, Gabelli & Co.

Damian Witkowski —Gabelli & Co.—Analyst

Hi, Bill. A quick question on the credit cards. I know utilization is up. Are you getting any help from the fee settlement at all?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

No, not really. The modest increase in credit card fee had to do with the retail price differential.

Damian Witkowski —Gabelli & Co.—Analyst

Okay. And then if — I know you said you can’t really quantify Obamacare and the impact. I am wondering though is it going to — if implemented in 2014, is it going to put you at a disadvantage versus other smaller players who maybe don’t have the same cost structure, won’t have the same liabilities?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Well, I am not anticipating it would put us in a competitive differential, maybe for the one-off store that may not be applicable for the Obamacare, but most of the small chains that we would compete against regionally would fall within this realm. So I am not necessarily — I don’t think we will be at a competitive disadvantage when that comes to fruition.

Damian Witkowski —Gabelli & Co.—Analyst

Okay. And then, lastly, you own obviously a lot of your — a majority of your real estate. There has been a lot going on on the front, on the REIT front and Loblaw being the latest in Canada. I am wondering if you — whether you have in the past looked at the REIT structure and separating the opco and propco or if you actually maybe are looking at it now?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

We have looked at a REIT structure in the past and you are correct; it has become a little bit more popular. I think there is Penn Gaming also that just recently did a REIT structure. And so, yes, we are evaluating that as an alternative. I can’t say where that will go at this point, but certainly we look at all alternatives, Damian, not only a REIT structure, but ranging from that to stock buybacks and so forth. So we look at all alternatives to gain shareholder value.

Damian Witkowski —Gabelli & Co.—Analyst

Thanks, Bill.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

You bet.

Operator

(Operator Instructions). John Lawrence, Stephens Inc.

John Lawrence —Stephens Inc.—Analyst

Good morning, guys.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Hey, John, how are you?

John Lawrence —Stephens Inc.—Analyst

Just fine. Bill, would you comment a little bit about the increase in pizza? Are you seeing anything in this last round of stores that may be basket size different, attach rates of other products that would account for any differences?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

I don’t have basket information handy, but I can tell you that — I’ll take the pizza delivery. The stores that we just shifted over to pizza delivery back in July and October, for the second quarter, we saw almost a 90% increase in units for pizza sales. That is over double what we saw in the batch that we did in the prior year in fiscal 2012. So that is encouraging from our perspective. It kind of lends us to believe that we are becoming a little bit more efficient in selecting those sites and more efficient in operating those types of sites.

John Lawrence —Stephens Inc.—Analyst

And just not to belabor the question, but anything demographically different, density, anything like that, drive times, etc.?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Well, we are targeting, John, not only in the pizza delivery, but also the 24 hours and to some degree even the remodels quite honestly, we are targeting a little bit higher population in our average store base with more competition. The thought process being is, for these initiatives to really drive incremental movement, we need to pull it from somebody. So to do one of these initiatives in a town of say 500, 600 people, there is only so much pie to go around in that community and so we believe that we need to be able to take marketshare from somebody and it appears that we are headed in the right direction in that regard.

John Lawrence —Stephens Inc.—Analyst

Yes, from some of the traditional guys in that space.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Correct.

John Lawrence —Stephens Inc.—Analyst

Secondly, Bill, as you look at some of the new store performance as you head south, what would your comments be — Arkansas, Tennessee — as you move to the southern part of the footprint?

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Like you said, I mean Arkansas is where we have most of the data, albeit it is very new. I can tell you the Arkansas stores as a whole are really firing off greater than we anticipated. There seems to be a — they are embracing I would say our prepared food concepts in that area and we are very excited about that opportunity. We have quite a few more stores on the docket for Arkansas the remaining part of this year, as well as next fiscal year.

We just opened the stores in Kentucky and Tennessee. I know the one store that we have in Kentucky is very similar; it is firing off very well. The one in Tennessee we just did maybe three weeks ago. So it is really — we really have no data at this point to be any concrete. But we are excited about the new markets, John.

John Lawrence —Stephens Inc.—Analyst

Yes, and how far would you — give us a longer-term perspective on when would you possibly look at adding distribution further south?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

I would say we are currently looking at evaluating a second distribution center. I would say in the next probably two to four years, you would see a second distribution center and probably towards the front part of that. But we haven’t made any type of announcement, but definitely we are looking at that and it is something that you will see coming forward.

John Lawrence —Stephens Inc.—Analyst

Great, thanks. Congratulations.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Thanks, John.

Operator

Karen Short, BMO Capital Markets.

Ryan Gilligan —BMO Capital Markets—Analyst

Hi, guys, just a quick follow-up. Can you confirm total credit card fees for the quarter? Was it just $2.7 million on top of last year’s number?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

It actually — the total (inaudible) is about $2 million. The $2.7 million was a combination of the fuel expense and the credit card fees. So it was about — that was the difference; that was the increase. Do you want the total, Ryan?

Ryan Gilligan —BMO Capital Markets—Analyst

Yes, that would be great. Thanks.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

The total is about $23 million.

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DECEMBER 11, 2012 / 03:30PM GMT, CASY - Q2 2013 Casey’s General Stores Earnings Conference Call

Ryan Gilligan —BMO Capital Markets—Analyst

Okay, great. Thanks. And then just quickly on same-store customer count, what it was in the quarter and maybe how it is trending into the third?

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Yes, well, same-store customer count for the month of November, that is the only thing we have, was up about 6%. Keep in mind we did have that big Powerball that was helping lift the traffic count. When you talk about the quarter, the quarter was up — both the quarter and the year-to-date were up about 1.5%.

Ryan Gilligan —BMO Capital Markets—Analyst

Great, thanks.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

You bet.

Operator

At this time, there are no further questions. I would like to turn the call back to Bill Walljasper for closing remarks.

Bill Walljasper —Casey’s General Stores, Inc.—SVP & CFO

Thanks, Jasmine. Well thank you, everyone, for joining us. We hope you have a very happy holiday season. Take care.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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